Exhibit 10(g)(1)


                      AMENDED AND RESTATED

                      EMPLOYMENT AGREEMENT

                             between

                  TUCSON ELECTRIC POWER COMPANY

                               and


                  ----------------------------


                  dated as of December 6, 1996


     This AGREEMENT, made effective as of the date on which a Change in Control (as defined in Section 2) occurs by and between Tucson Electric Power Company (the "Company"), an Arizona
corporation, and            , of Tucson, Arizona (the
"Employee"). This Agreement amends and supersedes the prior Employment Agreement between the Company and the Employee in respect to a Change in Control.
                 W I T N E S S E T H    T H A T:
     WHEREAS, the Employee is an officer of the Company and an integral part of its management who participates in the decision making process relative to short and long-term planning and policy for the Company; and
     WHEREAS, the Board of Directors of the Company has determined that it would be in the best interests of the Company, its shareholders and the Employee to assure continuity in the management of the Company's administration and operations in the event of a Change in Control by entering into employment agreements to retain the services of the Employee and certain other key members of the Company's management; and
     WHEREAS, the Employee agrees to the terms of the employment agreement offered by the Company as set forth herein;
     NOW, THEREFORE, it is hereby agreed by and between the parties hereto as follows:
     1.   Employment.   The Company agrees to continue the
Employee in its employ, and the Employee agrees to remain in the employ of the Company, for the period stated in paragraph 4 hereof and upon the other terms and conditions herein provided.
     2.   Change in Control.   The term, "Change in Control,"
shall mean the happening of any of the following:
          (i) the Company receives a report on Schedule 13D filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934 (hereinafter referred to as the "Exchange Act") disclosing that any person, group, corporation or other entity is the beneficial owner directly or indirectly of thirty percent or more of the outstanding common stock of the Company;

          (ii) any person (as such term is defined in Section 13(d) of the Exchange Act), group, corporation or other entity other than the Company, a wholly-owned subsidiary of the Company, or an entity formed by the Company for the purpose of creating a holding company structure purchases shares pursuant to a tender offer or exchange offer to acquire any common stock of the Company (or securities convertible into common stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person, group, corporation or other entity in question is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of thirty percent or more of the outstanding common stock of the Company (calculated as provided in paragraph (d) of Rule 13d-3 under the Exchange Act in the case of rights to acquire common stock);

          (iii) the stockholders of the Company approve (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of common stock would be converted into cash, securities or other property, or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company;

          (iv) there shall have been a change in a majority of the members of the Board of Directors of the Company within a 24-month period unless the election or nomination for election by the Company's stockholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the 24-month period; or

          (v) there occurs a sale, exchange or transfer of all or substantially all of the Company's generation or distribution facilities, other than to a wholly-owned subsidiary of the Company or an affiliate of the Company under circumstances which would not otherwise constitute a Change in Control.

     3.   Position and Responsibilities.   During the period of
employment hereunder, the Employee agrees to serve the Company in such executive capacity involving duties and responsibilities at least equal in importance and scope to those of the Employee's present position as the Board of Directors, the Chairman of the Board of Directors or Chief Executive Officer or any other executive officer of the Company to whom the Employee reports may from time to time determine. During said period, the Employee also agrees to serve, if elected, as an officer and director of any subsidiary or affiliate of the Company.
     4.   Term and Duties.
          (a) Term of Employment. The period of the Employee's employment under this Agreement shall be deemed to have commenced as of the effective date of this Agreement and shall continue for a period of 60 full calendar months thereafter.
          (b) Duties. During the period of employment hereunder and except for illness or incapacity and reasonable vacation periods, the Employee's business time, attention, skill and efforts shall be exclusively devoted to the business and affairs of the Company and its subsidiaries; provided, however, that nothing in this Agreement shall preclude the Employee from devoting time during reasonable periods required for

          (i) serving as a director or member of a committee of any company or organization involving no conflict of interest with the Company or any of its subsidiaries or affiliates,

          (ii) delivering lectures and fulfilling speaking engagements, and

          (iii)     engaging in charitable and community
               activities,provided that such activities do not materially affect or interfere with the performance of the Employee's obligations to the Company.

     5.   Compensation.
          (a) For all services rendered by the Employee in any capacity during employment under this Agreement, including services as an executive, officer, director, or member of any committee of the Company or any subsidiary or affiliate thereof, the Company shall pay the Employee a fixed salary at a rate of not less than Employees salary in effect at the time of the Change in Control, subject to such periodic increases as the Board of Directors, or a committee designated by said Board, shall deem appropriate in accordance with the Company's customary procedures and practices regarding the salaries of senior management employees. Such salary shall be payable in accordance with the customary payroll practices of the Company. Such periodic increases in salary, once granted, shall not be subject to revocation.
          (b) Nothing in this Agreement shall preclude or affect any rights or benefits that may now or hereafter be provided for the Employee or for which the Employee may be or become eligible under any bonus or other form of compensation or employee benefit plan now existing or that may hereafter be adopted or awarded by the Company. Specifically, the Employee shall:
          (i) participate in the Company's Retirement Plan and any related excess benefit or supplemental retirement program (hereinafter referred to collectively as the "Retirement Program");
          (ii) participate in the Company's Deferred Compensation
               Plan;
          (iii)     participate in the Company's Triple
               Investment Plan;
          (iv) participate in any stock option, stock
               appreciation right, equity incentive or deferred compensation plan maintained by the Company;
          (v)  participate in the Company's death benefit plans;
          (vi) participate in the Company's disability benefit
               plans;
          (vii) participate in the Company's medical, dental and health and welfare plans;
          (viii)    participate in the Company's Short-Term
               Incentive Plan; and
          (ix) participate in equivalent successor plans of the Company for which senior management employees are eligible; provided, however, that nothing in this Agreement shall preclude the Company from amending or terminating any such plan or program, on the condition that such amendment or termination is applicable to all of the Company's senior management employees generally.
     6.   Business Expenses.   The Company shall pay or reimburse
the Employee for all reasonable travel or other expenses incurred in connection with the performance of the Employee's duties under this Agreement in accordance with such procedures as the Company may from time to time establish.
     7.   Additional Benefits.
Nothing in this Agreement shall affect the Employee's eligibility to participate in all group health, dental, hospitalization, life, travel or accident or other insurance plans or programs and all other perquisites, fringe benefit or retirement plans or additional compensation, including termination pay programs, which the Company may hereafter, in its sole and absolute discretion, elect to make available to its senior management employees generally, and the Employee shall be eligible to receive, during the period of employment under this Agreement, all benefits and emoluments for which key employees are eligible under every such plan, program, perquisite or arrangement to the extent permissible under the general terms and provisions thereof.
    8.   Termination of Employment.   Notwithstanding any
other provision of this Agreement, the Employee's employment under this Agreement may be terminated:
     (a) by the Company, in the event of the Employee's fraud or dishonesty which has resulted or is likely to result in material economic damage to the Company or any of its subsidiaries, as determined by a vote of two-thirds of the Directors of the Company at a meeting of the Board of Directors at which the Employee had an opportunity to be heard and such termination is based on facts and circumstances known by a majority of the non-employee Directors for a period of no more than 12 months by written notice to the Employee, specifying the event relied upon for such termination;
     (b) by either the Company or the Employee, if the Employee accepts employment or a consulting position with another company;
     (c) by the Employee, if he determines in good faith that there has been any (i) material change by the Company of the Employee's functions, duties or responsibilities which change would cause the Employee's position with the Company to become of less dignity, responsibility, importance, prestige or scope from that described in paragraph 3 above, including, without limitation, a diminution in perquisites to which the Employee is currently entitled, such as office size and status, secretarial and clerical staff, (ii) assignment or reassignment by the Company or by one of its subsidiaries of the Employee to another place of employment more than 100 miles from the Employee's current place of employment, (iii) liquidation, dissolution, consolidation or merger of the Company, or transfer of all or substantially all of its assets, other than a transaction in which a successor corporation with a net worth at least equal to that of the Company assumes this Agreement and all obligations and undertakings of the Company hereunder, or (iv) reduction in the Employee's total compensation or any component thereof, as specified in paragraph 5 above, except as part of a salary reduction program affecting the Company's management employees generally, or other material breach of this Agreement by the Company or any of its subsidiaries, by written notice to the Company, specifying the event relied upon for such termination and given at any time within 1 year after the occurrence of such event; or
     (d) by the Company upon the Disability or death of the Employee. For purposes of this Agreement, the term "Disability" is defined as the inability of the Employee to engage in his regular occupation for 12 consecutive months and the inability thereafter to engage in any occupation in which the Employee could reasonably expect to engage giving due consideration to Employee's education, training and experience. The Employee must be under the regular medical care of a physician in connection with treatment for such Disability.
     9.   Payments Upon Termination of Employment.   In the event
of any termination by the Employee pursuant to paragraph 8(c) above, or in the event the Employee's employment under this Agreement is terminated by the Company for any reason other than one of those specified in paragraph 8(a) or 8(b) above, the Company shall, as liquidated damages or severance pay, or both, pay to the Employee and provide the Employee and the dependents, beneficiaries and estate of the Employee within 30 business days after termination of employment with the following:
      (a) A lump sum cash amount equal to 2 times the sum of (i) Employee's base annual salary immediately preceding the Change in Control; adjusted to reflect any increases in such base salary following the Change in Control; plus (ii) the total amount paid to the Employee pursuant to the Company's Short-Term Incentive Plan or any successor plan thereto for the three years ended before the date of the Change in Control, divided by three.
     (b) A lump sum cash amount equal to the present value of the excess of (i) the aggregate benefit that would have been paid under the Retirement Program described in paragraph 5(b)(i) above as in effect on the date first above written, if the Employee had continued to be employed and to be entitled to service credit for eligibility and benefit purposes during the 60-month period immediately following such termination, at an annual rate of compensation equal to that used to calculate the payments provided by paragraph 9(a) above, calculated on the basis of the compensation amount used in the benefit formula under said Retirement Program, and assuming that the Employee is fully vested in such benefit, over (ii) the aggregate benefit actually payable under the Retirement Program and any successor retirement program of the Company consisting of a tax-qualified pension plan and a related excess benefit plan. In clarification of the immediately preceding sentence, the aggregate benefit that would have been paid under the Retirement Program shall be calculated as of the normal or early retirement date for which the Employee would have qualified, if the Employee were still employed on that date, and which would produce the highest present value.
     (c) A lump sum cash amount equal to the present value of the aggregate contributions or payments, including dividends, if any, that would have been made by the Company or any of its subsidiaries under the Deferred Compensation Plan and Triple Investment Plan described in paragraphs 5(b)(ii) and (iii) above or any successor program of the Company in effect on the date on which termination shall have occurred, if the Employee had continued to be employed, and to participate in the Deferred Compensation Plan and Triple Investment Plan or such successor programs to the same extent as the Employee participated for the last month during which the Employee was permitted to participate during the 60-month period immediately following such termination, at an annual rate of compensation equal to that used to calculate the payments provided by paragraph 9(a) above.
     (d) A lump sum cash amount equal to the spread on any Company stock options or stock appreciation rights which would have been granted to the Employee during the 24-month period immediately following such termination assuming the Employee continued to be employed and continued receiving annual grants of options and/or stock appreciation rights in the same amount that the Employee received in the calendar year in which the Employee last received options and/or stock appreciation rights (assuming for the purpose of this paragraph that such options or appreciation rights are exercisable in full) and calculated on the assumption that such options or appreciation rights were granted to the Employee at the beginning of each calendar year during such 24-month period at the same time and at the same exercise price as the options or appreciation rights first granted to any other executive of the Company during each such year; provided, however, that if the Employee was granted an option or appreciation right during the calendar year in which his employment terminates and prior to such termination of employment, no additional payments shall be made to him under this paragraph with respect to such calendar year; further provided, that for purposes of this paragraph, the spread shall be calculated based on the closing price of the Company's common stock on the last business day of such 24-month period and further provided, that if such 24-month period does not end with the month of December, the payment to the Employee under this paragraph with respect to the calendar year in which such 24-month period ends shall be multiplied by a fraction, the numerator of which is the number of months of the 24-month period in such year and the denominator of which is twelve. For the purpose of this paragraph, the term "spread" means the excess, if any, of the closing price on a national stock exchange (or if the stock is no longer traded on a national stock exchange, any regional or over-the-counter exchange on which it is traded) of the Company's stock multiplied by the number of the shares of Company common stock subject to a stock option or the number of stock appreciation rights, over the exercise price for such option or appreciation right.
          Notwithstanding anything to the contrary in this
Section 9(d), if as of the applicable calculation date, the Company's common stock is no longer traded on any national, regional or over-the-counter stock exchange, the fair market value of the Company's common stock for purposes of determining the amount of spread shall be the amount agreed to by the Employee and the Company. However, if the Employee and the Company are not able to agree on a fair market value within 45 days after the date payment is due to be made to the Employee under this Section 9(d), the fair market value of a share of the Company's common stock shall be determined by a qualified and independent appraiser selected by the Assistant Regional Director of the American Arbitration Association of Phoenix, Arizona, or his delegate. Such appraiser shall deliver its final report to the Company and the Employee immediately upon completion. The determination of the appraiser shall be final and binding on all parties and shall include interest on such amount computed from the date payment is due at such rate as determined by the arbitrator. Any payment to the Employee under Section 9(d), which was delayed pending such appraisal, shall be made within 5 business days after the appraiser delivers its report to the Company and the Employee.
          All fees, costs and expenses associated with such appraisal (including those of the arbitrator) shall be paid by the Company.
     (e) To the extent not otherwise paid or payable under this Agreement or the 1994 Omnibus Stock and Incentive Plan or any successor plan (the "Plan"), the present value of any awards made to the Employee under the Plan which are outstanding at the time of the Employee's Termination (whether vested or not), assuming, for the purpose of this paragraph, that any contingencies or performance goals related to such awards are fully achieved at the 100 percent level.
     (f) For purposes of calculating the lump sum cash payments provided by paragraphs 9(b), (c), (d) and (e) above, present value shall be determined by using a discount factor equal to one percentage point below the Prime Rate, compounded annually. The "Prime Rate" shall be the base rate on corporate loans at large U.S. money center commercial banks as reported in the Wall Street Journal (or, if such rate is no longer published, such other base rate on corporate loans by large money center commercial banks in the United States to their most credit worthy customers as published by any newspaper or periodical of general circulation) as of the date on which termination shall have occurred.
     (g) For a period of 60 months (commencing with the month in which termination shall have occurred), the Employee shall continue to be entitled to all employee benefits provided for in paragraph 5(b)(v) through (vii) above as if the Employee were still employed during such period under this Agreement, with benefits based upon the compensation used to calculate the payments provided by paragraph 9(a) above, and if and to the extent that such benefits shall not be payable or provided under any such plan, the Company shall pay or provide such benefits on an individual basis. The benefits provided for in paragraph 5(b)(vii) above in accordance with this paragraph 9(g) shall be secondary to any comparable benefits provided by another employer.
     (h) The aggregate payments made pursuant to this paragraph 9 and any other payments from the Company or any subsidiary or affiliate of the Company which constitute "parachute payments" as defined in section 280G of the Internal Revenue Code of 1986, as amended (the"Code") shall not exceed three times the Employee's "base amount", as defined in section 280G of the Code, less one dollar. If it is established pursuant to a final determination of a court or a final IRS proceeding that, notwithstanding the good faith of Employee and the Company in applying the terms of this Agreement, any part of the aggregate payments paid to the Employee or his beneficiary under this Agreement constitutes an "excess parachute payment" for purposes of sections 280G and 4999 of the Code, then the amount equal to the excess shall be deemed for all purposes to be a loan from the Company to the Employee made on the date of receipt. The Employee shall have an obligation to repay such loan to the Company within six months of demand, together with interest thereon at the lowest applicable Federal rate (as defined in section 1274(d) of the Code) from the date of the Employee's receipt until the date of such repayment. If it is determined for any reason that an amount described in clause (a), (b), (c) or (d) above was incorrectly calculated, the Company shall pay to the Employee the increased amount, if any, necessary so that, after such adjustment, the Employee shall have received or be entitled to receive the maximum payments that he may receive without any such payment constituting an "excess parachute payment."
     10.  Source of Payments.   All payments provided for in
paragraphs 5, 6, 7 and 9 above shall be paid in cash from the general funds of the Company. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments.
     11.  Litigation Expenses.   In the event of any litigation
or other proceeding between the Company and the Employee with respect to the subject matter of this Agreement and the enforcement of rights hereunder, the Company shall reimburse the Employee for all reasonable costs and expenses relating to such litigation or other proceeding as they are incurred, including reasonable attorneys' fees and expenses if such litigation results in any settlement or judgment or order in favor of the Employee.
     Notwithstanding any provision of Arizona law to the contrary, in no event shall the Employee be required to reimburse the Company for any of the costs and expenses relating to such litigation or other proceeding. The obligation of the Company under this paragraph 11 shall survive the termination for any reason of this Agreement (whether such termination is by the Company, by the Employee, upon the expiration of this Agreement or otherwise).
     12. Income Tax Withholding. The Company may withhold from any payments made under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.
     13. Entire Understanding. This Agreement contains the entire understanding between the Company and the Employee with respect to the subject matter hereof and supersedes any prior employment agreement between the Company and the Employee, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Employee of a kind elsewhere provided and not expressly provided in this Agreement.
     14.  Severability.   If, for any reason, any one or more of
the provisions or part of a provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the full extent consistent with law continue in full force and effect. If this Agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between the Company and the Employee shall be deemed reinstated as if this Agreement had not been executed.
     15.  Consolidation, Merger, or Sale of Assets.   Nothing in
this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation with a net worth at least equal to that of the Company and which assumes this Agreement and
all obligations and undertakings of the Company hereunder.   Upon
such a consolidation, merger or transfer of assets and assumption, the term, "the Company," as used herein shall mean such other corporation and this Agreement shall continue in full force and effect.
     16.  Notices.   All notices, requests, demands and other
communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, first class as follows:
          (a)to the Company:
          Tucson Electric Power Company
          P.0. Box 711
          Tucson, AZ  85702
          Attention:  Secretary
          (b)to the Employee:

          -------------------
          P.0. Box 711
          Tucson, AZ  85702
          with an additional copy to (home address):

          -------------------------
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or to such other address as either party shall have previously specified in writing to the other.
     17.  No Attachment.   Except as required by law, no right to
receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, or any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.
     18.  Binding Agreement.   This Agreement shall be binding
upon, and shall inure to the benefit of, the Employee and the Company and their respective permitted successors and assigns.
     19.  Modification and Waiver.   This Agreement may not be
modified or amended except by an instrument in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement except by written instrument signed by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
     20.  Headings of No Effect.   The paragraph headings
contained in this Agreement are included solely for convenience of reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.
     21.  Governing Law.   The Agreement and its validity,
interpretation, performance, and enforcement shall be governed by the laws of the State of Arizona.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereunto duly authorized, and the Employee has signed this Agreement, all as of the date first above written.
                         TUCSON ELECTRIC POWER COMPANY

                         By:
                              ----------------------------
                         Its:
                              ----------------------------



                              ----------------------------
                            Employee